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                         RELIANCE GROUP HOLDINGS, INC.

                           1998 EXECUTIVE BONUS PLAN

                                   ARTICLE I

                                    Purpose

         1.1 The purpose of this Plan is to provide performance-based compensation to Covered Employees. This Plan, which is intended to comply with the requirements of ss.162(m) of the Code, is designed to enhance the Company's ability to retain and reward key executives who contribute materially to the success of the Company by providing them the opportunity to earn meaningful compensation tied to the Company's performance under the predetermined criteria set forth herein.

                                  ARTICLE II

                                  Definitions

         2.1 Capitalized terms used in this Plan shall have the meanings set forth below.

         'Base Salary' means the annual base salary of a Covered Employee as in effect on January 1, 1998 (increased by 15% each year, on a compound basis, but in no event more, as to any year, than the Covered Employee's actual annual base salary for such year as so increased) paid by the Company and any Subsidiary.

         'Code' means the Internal Revenue Code of 1986, as amended.

         'Company' means Reliance Group Holdings, Inc.

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         'Compensation Committee' means the Special Compensation Committee of the Board of Directors of the Company, comprised of at least two 'outside directors' as defined in ss.162(m) and solely of 'outside directors' if required by ss.162(m).

         'Covered Employee' is as defined under ss.162(m)(3) of the Code except that no person meeting that definition who has a separate performance-based bonus plan shall be a 'Covered Employee' hereunder.

         'Plan' means this Executive Bonus Plan as the same may be amended from time to time.

         'RCG IT' means the information technology operations of the Company.

         'Reliance Insurance Group' means the property and casualty operations of the Company.


         'Section 162(m)' means ss.162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

         'Subsidiary' means a company 50% or more of whose voting capital stock is held, directly or through one or more Subsidiaries, by the Company.

         'Year' means the applicable calendar year.

                                  ARTICLE III

                             Stockholder Approval

         3.1 The material terms of the performance goals under this Plan, including the bonuses to be paid upon the attainment of the goals, shall be disclosed to the stockholders of the Company and shall be submitted to the stockholders for their approval (in accordance with ss.162(m)) at the annual


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meeting next following the date of adoption of this Plan by the Compensation
Committee. Subsequent disclosure to, and approvals by, the stockholders of the Company shall be made and obtained, respectively, to the extent required by the relevant provisions of ss.162(m). No amounts shall be paid under this Plan unless the requisite stockholder approval of such payments under ss.162(m) shall have been obtained.

                                  ARTICLE IV

                Participants; Pre-established Performance Goals

         4.1 This Plan shall apply as to any Year only to persons who are Covered Employees for such Year.

         4.2 The specific targets applicable to all Covered Employees shall be established in accordance with paragraph 4.3 hereof and shall be related to any one or combination of the following criteria (alone or in such combination, the 'Performance Goals'):

         (a)      stockholders' equity;
         (b)      combined ratio;
         (c)      total return on the investment portfolio;
         (d) amount of pre-tax net realized capital gains of the investment portfolio;
         (e)      pre-tax operating income;
         (f)      net premiums written;
         (g)      revenues of RCG-IT;
         (h)      gross margin of RCG-IT;


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         (i)      debt to total capitalization ratio;
         (j)      the price of the Company's common stock; and
         (k)      net investment income.

Targets set with respect to any Performance Goal may relate to absolute and/or relative performance with respect to (unless otherwise specifically provided above) any one or combination of the Company, Reliance Insurance Group, RCG-IT or any other Subsidiary.

         4.3 The specific targets for the Performance Goals shall be as determined in any Year by the Compensation Committee in advance of the deadlines applicable under Section 162(m) and while performance relating to the Performance Goals remains substantially uncertain. The Compensation Committee shall establish fifteen (15) targets for each Year for purposes of paragraph 5.2 of this Plan (the '5.2 Targets') and two different targets for purposes of paragraph 5.3 of this Plan (as more specifically described in paragraph 5.3 below, the '5.3 Targets' and together with the 5.2 Targets, the 'Targets').

         4.4 All Targets for each Year shall be set forth in writing and the extent to which they have been achieved shall be certified in writing, prior to the payment of any bonus under this Plan for such Year, by the Compensation Committee. Any such writing or certification may be through approved minutes or resolutions of the Compensation Committee.

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                                   ARTICLE V

                       Calculation and Payment of Bonus

         5.1 Subject to paragraphs 5.2 and 5.3 of this Plan, each Covered Employee shall be eligible to receive a basic bonus under this Plan for each Year, of between 85% and 150% of such Covered Employee's Base Salary for such Year plus a supplemental bonus of up to 285% of such Covered Employee's Base Salary. In no event, however, shall a Covered Employee be entitled to receive for any Year, a bonus under this Plan that exceeds 400% of such Covered Employee's Base Salary for such Year. The cost of any bonuses payable under this Plan for any Year to a Covered Employee employed by the Company and/or one or more Subsidiaries shall be allocated between such employing entities in proportion to the respective amounts of Base Salary paid to the Covered Employee by such entities.

         5.2 Subject to paragraph 5.4 hereof, each Covered Employee shall be entitled to receive a basic bonus for each Year, of between 85% and 150% of such Covered Employee's Base Salary for such Year, in an amount determined as follows: 85% of such Covered Employee's Base Salary if two of the 5.2 Targets are achieved, increased by 5% of such Covered Employee's Base Salary for each
5.2 Target in excess of two that is achieved. If fewer than two 5.2 Targets are achieved, no bonuses shall be paid hereunder for the applicable Year.



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         5.3 In the event that at least eight (8) of the 5.2 Targets are achieved for a Year, each Covered Employee shall be entitled to receive a supplemental bonus for such Year, of up to an additional 285% of such Covered Employee's Base Salary for such Year, if either or both of the 5.3 Targets are achieved. The 5.3 Targets shall relate to the stockholders' equity Performance Goal. At least one of the 5.3 Targets shall be based on average return on stockholders' equity and neither of such Targets shall be identical to any 5.2 Target. At the time the 5.3 Targets are established, the Compensation Committee shall provide an objective standard or formula for computing the specific amount payable to each Covered Employee under this paragraph 5.3.

         5.4 The Compensation Committee shall have the discretion to reduce or eliminate bonuses payable under this Plan to any Covered Employee who the Compensation Committee determines has breached a duty to the Company which breach has or will result in material harm to the Company.

         5.5 Bonuses earned under this Plan for any Year shall be paid as soon as practicable following the Compensation Committee's certification under paragraph 4.3 as to the extent to which the relevant Targets have been achieved. Such certification by the Compensation Committee shall in no event be given later than the sixtieth (60th) day after the end of the Year for which bonuses are being paid. Any such bonuses shall be paid in cash or, at the Covered Employee's option, such other form as is available under any deferred compensation plan maintained by the Company, subject to required withholding for taxes.


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                                  ARTICLE VI

                                Non-Exclusivity

         6.1 Nothing in this Plan shall prevent the Company from establishing other incentive plans in which Covered Employees may participate, or from making additional incentive payments to Covered Employees; provided that if approved by the Company's stockholders at the relevant annual meeting, this Plan will supercede the Amended Reliance Group Holdings, Inc. Executive Bonus Plan, and no bonuses shall thereafter be paid thereunder.

                                  ARTICLE VII

                         Authority and Administration

         7.1 Subject to the limitations of the Plan, the Compensation Committee shall have the sole and complete authority to establish the Targets and to interpret this Plan and to make all the determinations necessary or advisable in the administration of this Plan. The Compensation Committee may adopt rules and regulations governing the administration of this Plan and shall exercise all other powers conferred on it by this Plan, or which are incident or ancillary thereto. In furtherance and not in limitation of the foregoing, in the event of (i) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (ii) any material change in accounting policies or practices affecting the Company and/or the Performance Goals or Targets, then, to the extent any



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of the foregoing events (or a material effect thereof) was not anticipated at the time the Targets were set, the Compensation Committee shall make adjustments to the Performance Goals and/or Targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Compensation Committee's judgment, the effect of the event on the applicable performance based award.

         7.2 The Compensation Committee shall have the sole and complete authority to amend or terminate this Plan, subject to the stockholder approval requirements of ss.162(m).

         7.3 The Compensation Committee shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to calculate the bonuses for any Year payable pursuant to this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Compensation Committee shall not be liable for any action or determination made in good faith with respect to this Plan.


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